Exhibit 4.7

AYR STRATEGIES INC. (the “Corporation”)

Form 51-102f6V

STATEMENT OF EXECUTIVE COMPENSATION

For the Financial Year Ended December 31, 2019

An issuer’s “named executive officers” are comprised of its Chief Executive Officer and Chief Financial Officer (or individuals who serve in similar capacities), and up to its three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer), whose total compensation for the financial year ended December 31, 2019 was, individually, more than C$150,000, as determined in accordance with applicable securities regulations (collectively, the “Named Executive Officers” or “NEOs”). The Named Executive Officers of the Corporation for the financial year ended December 31, 2019 were Jonathan Sandelman as Chairman, Chief Executive Officer and Corporate Secretary, Brad Asher as Chief Financial Officer, Jennifer Drake as Chief Operating Officer, Jamie Mendola, as Head of Strategy and M&A and Jason Griffith as Chief Integration Officer.

The primary objectives of the Corporation’s compensation strategy are (i) to provide fair compensation to the Corporation’s executive officers, in light of their qualifications, experience and duties with the Corporation and compensation received by their industry peers, (ii) to provide incentive to executive officers to sustain and improve corporate performance, and (iii) generally to align the interests of the executive officers and senior employees with those of the Corporation’s securityholders. The strategy is also intended to ensure that the Corporation has in place programs to attract, retain and develop management of a high caliber and provide a process for the orderly succession of management.

The process for determining executive compensation is as follows. Compensation is discussed and awarded by the Corporation’s executive committee (the “Executive Committee”) without reference to any specific pre-determined goals, benchmarks, peer groups or other criteria. As the Corporation’s Chief Executive Officer is a member of the Corporation’s Executive Committee, executive officers have a degree of input into compensation issues considered by the Executive Committee. The primary goal in making specific compensation awards is to reward performance, both individually and at the corporate level, and to provide incentive for future performance.

The Corporation’s executive compensation has two primary components: (i) cash compensation; and (ii) equity-based incentive awards. Each of the Corporation’s Named Executive Officers receive cash compensation, which is determined by the Executive Committee. The primary goal in setting cash compensation is to provide sufficient compensation to motivate the recipient to continue with the Corporation. Otherwise, cash compensation is determined primarily on an ad hoc basis for both incumbent executive officers and new hires. The amounts paid to Named Executive Officers for the year ended December 31, 2019 as disclosed in the Summary Compensation Table below, were considered appropriate in meeting the Corporation’s compensation objectives for the year. It is anticipated that the Corporation’s future compensation awards will continue to be influenced by the objectives of the Corporation to reward performance and provide incentive, as set forth in the foregoing. Perquisites and personal benefits are not a significant element of compensation of the Corporation’s NEOs.

Equity-based incentive awards are granted by the Executive Committee on an ad hoc basis and are weighted more towards the incentive element of the Corporation’s compensation strategy. The Corporation considers the use of equity-based incentive awards to be significant in attracting, motivating and retaining employees at all levels. The Corporation has adopted a formal equity incentive plan (the “Equity Incentive Plan”) under which specific grants of awards are made. In making specific grants to individuals, a number of factors are considered including, but not limited to (i) the number of awards already held by the individual, (ii) a fair balance between the number of awards held by the individual and the other executives and employees of the Corporation, in light of their respective duties and responsibilities, and (iii) the value of the awards as a component of the individual’s overall compensation package. Total grants are also limited by the number of awards available from time to time under the Equity Incentive Plan and any other security-based compensation arrangements of the Corporation or any of its subsidiaries. Equity-based incentive awards granted to a specific director are not voted on by that director.

Named Executive Officer and Director Compensation

Summary Compensation Table

The following table and notes thereto provide a summary of the compensation paid to the NEOs and directors of the Corporation for the financial year ended December 31, 2019. As the Corporation was a special purpose acquisition corporation as defined under Part X of the NEO Exchange Inc. Manual prior to completion of the qualifying transaction of the Corporation (the “Qualifying Transaction”) (as the Corporation was previously listed on the NEO Exchange Inc.), there is no compensation information to report with respect to years prior to the financial year ended December 31, 2019.

Table of Compensation Excluding Equity-Based Incentive Awards
Name and position	Year	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
Jonathan Sandelman(1) Chairman, Chief Executive Officer and Corporate Secretary	2019	$257,328	Nil	Nil	Nil	Nil	$257,328
Brad Asher Chief Financial Officer	2019	$131,113	Nil	Nil	Nil	Nil	$131,113
Jennifer Drake Chief Operating Officer	2019	$227,055	Nil	Nil	Nil	Nil	$227,055
Jamie Mendola Head of Strategy and M&A	2019	$211,917	Nil	Nil	Nil	Nil	$211,917
Jason Griffith Chief Integration Officer	2019	$48,287	Nil	Nil	Nil	Nil	$48,287
Carmello Marrelli(2) Former Chief Financial Officer	2019	$30,131	Nil	Nil	Nil	Nil	$30,131
Mark Smith Director	2019	Nil	Nil	Nil	Nil	Nil	Nil
Charles Miles Director	2019	Nil	Nil	$35,118	Nil	Nil	$35,118
Chris R. Burggraeve Director	2019	Nil	Nil	$30,274	Nil	Nil	$30,274
Louis F. Karger Director	2019	Nil	Nil	Nil	Nil	Nil	Nil
Steve Menzies Director	2019	Nil	Nil	Nil	Nil	Nil	Nil

Notes:

(1)	Mr. Sandelman did not receive any additional compensation for his role as a director of the Corporation.

(2)	Mr. Marrelli resigned as Chief Financial Officer on June 28, 2019

Equity-Based Incentive Awards

The following table and notes thereto provide a summary of the equity-based incentive awards outstanding for the NEOs and directors of the Corporation for the financial year ended December 31, 2019.

Equity-Based Incentive Awards
Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
Jonathan Sandelman(1) Chairman, Chief Executive Officer and Corporate Secretary	RSU	850,250	5/24/2019	Nil	C$24.79	C$11.72	Nil
Brad Asher Chief Financial Officer	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Jennifer Drake Chief Operating Officer	RSU	1,700,750	5/24/19	Nil	C$24.79	C$11.72	Nil
Jamie Mendola Head of Strategy and M&A	RSU	637,800	5/24/19	Nil	C$24.79	C$11.72	Nil
Jason Griffith Chief Integration Officer	RSU	212,600	5/24/19	Nil	C$24.79	C$11.72	Nil
Carmello Marrelli(2) Former Chief Financial Officer	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Mark Smith Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Charles Miles Director	RSU	2,750	5/24/19	Nil	C$24.79	C$11.72	Nil
Chris R. Burggraeve Director	RSU	2,750	5/24/19	Nil	C$24.79	C$11.72	Nil
Louis F. Karger Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Steve Menzies Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Notes:

(1)	Mr. Sandelman did not receive any additional compensation for his role as a director of the Corporation.

(2)	Mr. Marrelli resigned as Chief Financial Officer on June 28, 2019.

Exercise of Equity-Based Incentive Awards

The following table and notes thereto provides a summary of each exercise by a NEO or director of equity-based incentive awards during the financial year ended December 31, 2019.

Exercise of Equity-Based Incentive Awards by NEOs and Directors
Name and position	Type of compensation security	Number of underlying securities exercised	Exercise price per security ($)	Date of exercise	Closing price per security on date of exercise ($)	Difference between exercise price and closing price on date of exercise ($)	Total value on exercise date ($)
Jonathan Sandelman(1) Chairman, Chief Executive Officer and Corporate Secretary	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Brad Asher Chief Financial Officer	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Jennifer Drake Chief Operating Officer	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Jamie Mendola Head of Strategy and M&A	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Jason Griffith Chief Integration Officer	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Carmello Marrelli(2) Former Chief Financial Officer	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Mark Smith Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Charles Miles Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Chris R. Burggraeve Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Louis F. Karger Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Steve Menzies Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Notes:

(1)	Mr. Sandelman did not receive any additional compensation for his role as a director of the Corporation.

(2)	Mr. Marrelli resigned as Chief Financial Officer on June 28, 2019.

Director Compensation

Independent directors may be compensated by director’s fees in cash if approved by the Executive Committee and management of the Corporation. The granting of equity-based incentive awards provides a link between director compensation and the price of the subordinate voting shares of the Corporation (the “Subordinate Voting Shares”). Equity-based incentive awards may be awarded to independent directors when they are first elected by shareholders or appointed by the Executive Committee and periodically thereafter. Mr. Sandelman is not compensated for his membership on the Corporation’s board of directors (the “Board”) or the Executive Committee.

In making a determination as to whether a grant of equity-based incentive awards is appropriate, and if so, the number of awards that should be granted, the Executive Committee as a whole gives consideration to: (i) the number and terms of outstanding equity-based incentive awards held by the director; (ii) current and expected future contributions of the director; (iii) the potential dilution to shareholders and the cost to the Corporation; (iv) general industry standards; and (v) the limits imposed by the terms of the Equity Incentive Plan. The Corporation currently considers the granting of equity-based incentive awards to be the best method of compensating independent directors as it allows the Corporation to reward each director’s efforts to increase value for shareholders without requiring the Corporation to use cash from its treasury (subject to any required withholding tax payments). Directors are reimbursed for any out-of-pocket travel expenses incurred in order to attend meetings of the Board, committees of the Board or meetings of the Corporation’s securityholders. The Corporation has obtained customary director and officer insurance and has entered into indemnification agreements with its directors pursuant to which the Corporation has agreed to indemnify its directors to the extent permitted by applicable law.

Equity Incentive Plan

The Equity Incentive Plan received approval from the Corporation’s directors on December 10, 2018, and was ratified by the Corporation’s shareholders on March 18, 2019. All capitalized terms used in this section that are not otherwise defined have the meanings ascribed to them in the Equity Incentive Plan, which is available under the Corporation’s profile at www.sedar.com.

Purpose

The purpose of the Equity Incentive Plan is to enable the Corporation and its affiliated companies to: (i) attract and retain employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Corporation, (ii) offer such persons incentives to put forth maximum efforts for the success of the Corporation’s business, (iii) compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership, thereby aligning the interests of such persons and the Corporation’s securityholders.

The Equity Incentive Plan permits the grant of (i) nonqualified stock options (“NQSOs”) and incentive stock options (“ISOs”) (collectively, “Options”), (ii) restricted stock units (“RSUs”), (iii) performance compensation awards, and (iv) unrestricted stock bonuses or purchases, which are referred to herein collectively as “Awards”, all as more fully described below.

The Executive Committee has the power to manage the Equity Incentive Plan and may delegate such power at its discretion to any other committee of the Board, including the compensation, nominating and corporation governance committee (the “C&CG Committee”).

Eligibility

Any non-employee director of the Corporation or any employee, officer, consultant, independent contractor or advisor providing services to the Corporation or any affiliate of the Corporation, or any such person to whom an offer of employment or engagement with the Corporation or any affiliate is extended, are eligible to participate in the Equity Incentive Plan if selected by the Executive Committee (the “Participants”). The basis of participation of an individual under the Equity Incentive Plan, and the type and amount of any Award that an individual is be entitled to receive under the Equity Incentive Plan, is be determined by the Executive Committee based on its judgment as to the best interests of the Corporation and its securityholders.

The maximum number of Subordinate Voting Shares that may be issued under the Equity Incentive Plan has been fixed by the Board to be 12% of the Subordinate Voting Shares outstanding, on a Diluted Basis (excluding grants made pursuant to the Equity Incentive Plan and any grants of non-voting exchangeable common stock (the “Exchangeable Shares”) made under any equity plan of CSAC Acquisition Inc., a wholly-owned subsidiary of the Corporation (“CSAC AcquisitionCo”), as described below), from time to time, subject to adjustment in the Equity Incentive Plan. For the purposes hereunder, “Diluted Basis” shall mean the aggregate Subordinate Voting Shares and Multiple Voting shares of the Corporation issued and outstanding, including: (i) the Subordinate Voting Shares issuable on exchange of the Exchangeable Shares; (ii) the Subordinate Voting Shares issuable on exchange of the warrants of the Corporation (the “Warrants”) (excluding in respect of the cashless exercise feature thereof and provided such Warrants are not determined to be “out of the money” by the Board as at the date of grant of the applicable Award(s)); and (iii) the Subordinate Voting Shares issuable on conversion of the rights of the Corporation (the “Rights”); but shall exclude the Subordinate Voting Shares issuable pursuant to Awards granted hereunder and pursuant to any restricted Exchangeable Shares (or Shares issuable upon the exchange thereof) awarded by CSAC AcquisitionCo. 10% of such Subordinate Voting Shares, subject to adjustment in accordance with the Equity Incentive Plan, are available for time-based vested Awards. In addition to the foregoing, 2% of such Subordinate Voting Shares, subject to adjustment in accordance with the Equity Incentive Plan, are available for performance-based Awards (with the performance target being set as the market capitalization of the Subordinate Voting Shares outstanding, on a Diluted Basis (excluding grants made pursuant to the Equity Incentive Plan and any grants of restricted Exchangeable Shares made under any equity plan of CSAC AcquisitionCo), having reached or exceeded C$1.0 billion for 20 out of 30 consecutive trading days in order for vesting of such Awards to occur). Notwithstanding the foregoing, a maximum of 5,100,000 Subordinate Voting Shares may be issued as ISOs, subject to adjustment in the Equity Incentive Plan.

The maximum number of Subordinate Voting Shares that may be issued under the Equity Incentive Plan to any one Related Person (as such term, or the equivalent, is defined in the applicable securities exchange policies), or the number of securities that may be issuable on exercise of the Options granted to any one Related Person, as compensation within any one-year period, excluding performance-based Awards (with the performance target being set as the market capitalization of the Subordinate Voting Shares outstanding), shall not exceed 5% of the outstanding Subordinate Voting Shares, on a Diluted Basis (excluding grants made under the Equity Incentive Plan and any equity plan of CSAC AcquisitionCo), at the time of grant, subject to adjustment in the Equity Incentive Plan. The maximum number of Subordinate Voting Shares that may be issued under the Equity Incentive Plan to the Corporation’s non-executive directors, as a whole, or the number of securities that may be issuable on exercise of the Awards granted to the Corporation’s non-executive directors, as a whole, as compensation within any one-year period, may not exceed 1% of the outstanding Subordinate Voting Shares, on a Diluted Basis (excluding grants made under the Equity Incentive Plan and any equity plan of CSAC AcquisitionCo), at the time of grant, subject to adjustment in the Equity Incentive Plan. The Executive Committee will not grant Options to any one non-executive director in which the aggregate fair market value (determined as of the time the Options are granted) of such Options during any calendar year (under the Equity Incentive Plan and all other plans of the Corporation and its affiliates) shall exceed $100,000, or will not grant Awards in which the aggregate fair market value (determined as of the time the Awards are granted) of the Subordinate Voting Shares in respect to which the Awards are exercisable by such non-executive director during any calendar year (under the Equity Incentive Plan and all other plans of the Corporation and its affiliates) shall exceed C$150,000.

Any shares subject to an Award under the Equity Incentive Plan that are not purchased or are forfeited, cancelled, expire unexercised, are settled in cash, or are used or withheld to satisfy tax withholding obligations of a Participant shall again be available for Awards under the Equity Incentive Plan. Financial assistance or support agreements may be provided by the Corporation or any related entity to Participants in connection with grants under the Equity Incentive Plan, including full, partial or non-recourse loans if approved by the Executive Committee (with interested persons abstaining, if applicable).

In the event of any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Subordinate Voting Shares, other securities or other property), recapitalization, forward stock split, reverse stock split, reorganization, plan of arrangement, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of Subordinate Voting Shares or other securities of the Corporation, issuance of Warrants, Rights or other rights to acquire Subordinate Voting Shares or other securities of the Corporation, or other similar corporate transaction or event which affects the Subordinate Voting Shares or unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, the Executive Committee may, subject to any required regulatory or Canadian Securities Exchange (“CSE”) approvals, make such adjustment which it deems appropriate in its discretion in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Incentive Plan, to (i) the number and kind of Subordinate Voting Shares (or other securities or other property) that may thereafter be issued in connection with Awards, (ii) the number and kind of Subordinate Voting Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award, and/or (iv) any share limit set forth in the Equity Incentive Plan.

CSAC AcquisitionCo has also established an equity plan through which awards of restricted Exchangeable Shares may be granted to service providers to CSAC AcquisitionCo and their affiliates (the “CSAC AcquisitionCo Plan”). To the extent any awards of restricted Exchangeable Shares are granted by CSAC AcquisitionCo under the CSAC AcquisitionCo Plan or any other such equity plan(s), the number of restricted Exchangeable Shares granted by CSAC AcquisitionCo will reduce the number of Subordinate Voting Shares that may be awarded under the Equity Incentive Plan on a one-for-one basis. If any restricted Exchangeable Shares awarded under a CSAC AcquisitionCo equity plan are forfeited, cancelled, or are used or withheld to satisfy tax withholding obligations of an award recipient, any such Exchangeable Shares that are forfeited, cancelled, used or withheld will not be treated as reducing the number of Subordinate Voting Shares that are available for Awards under the Equity Incentive Plan.

Awards

Options

The Executive Committee is authorized to grant Options to purchase Subordinate Voting Shares that are either ISOs (meaning they are intended to satisfy the requirements of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”)), or NQSOs (meaning they are not intended to satisfy the requirements of Section 422 of the Code). Options granted under the Equity Incentive Plan are subject to the terms and conditions established by the Executive Committee. Options granted under the Equity Incentive Plan are subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Executive Committee and specified in the applicable award agreement. The maximum term of an Option granted under the Equity Incentive is ten years from the date of grant (or five years in the case of an ISO granted to a 10% shareholder). Payment in respect of the exercise of an Option may be made in cash or by cheque, by surrender of unrestricted shares (at their fair market value on the date of exercise) or by such other method as the Executive Committee may determine to be appropriate.

RSUs

RSUs are granted in reference to a specified number of Subordinate Voting Shares and entitle the holder to receive, on achievement of specific performance goals established by the Executive Committee or after a period of continued service with the Corporation or its affiliates or any combination of the above as set forth in the applicable award agreement, one Subordinate Voting Share for each such Subordinate Voting Share covered by the RSU; provided, that the Executive Committee may elect to pay cash, or part cash and part Subordinate Voting Shares in lieu of delivering only Subordinate Voting Shares. The Executive Committee may, in its discretion, accelerate the vesting of RSUs. Unless otherwise provided in the applicable award agreement or as may be determined by the Executive Committee upon a Participant’s termination of employment or service with the Corporation, the unvested portion of the RSUs will be forfeited and re-acquired by the Corporation for cancellation at no cost.

Unrestricted Stock Bonuses or Purchases

The Executive Committee is authorized to grant unrestricted Subordinate Voting Shares as consideration for services rendered to the Corporation or an affiliate in the prior calendar year, or may offer a Participant the opportunity to purchase unrestricted Subordinate Voting Shares for cash consideration equal to the fair market value of the unrestricted Subordinate Voting Shares.

Dividend Equivalents

The Executive Committee is authorized to grant dividend equivalents, under which the holder shall be entitled to receive payments (in cash, Subordinate Voting Shares, other securities or other property, as determined by the Executive Committee) equivalent to the amount of cash dividends paid by the Corporation to holders of Subordinate Voting Shares with respect to a number of Subordinate Voting Shares determined by the Executive Committee. Subject to the terms of the Equity Incentive Plan and any applicable award agreement, such dividend equivalents may have such terms and conditions as the Executive Committee shall determine. Notwithstanding the foregoing, (i) the Executive Committee may not grant dividend equivalents to Participants in connection with grants of Options or other Awards, the value of which is based solely on an increase in the value of the Subordinate Voting Shares after the date of grant of such Award, and (ii) dividend and dividend equivalent amounts may be accrued but shall not be paid unless and until the date on which all conditions or restrictions relating to such Award have been satisfied, waived or lapsed.

Restricted Exchangeable Shares

Any restricted Exchangeable Shares awarded under the CSAC AcquisitionCo Plan or any other such equity plan(s) will reduce the number of Subordinate Voting Shares that may be awarded under the Equity Incentive Plan on a one-for-one basis. If any restricted Exchangeable Shares so awarded are forfeited, cancelled, or are used or withheld to satisfy tax withholding obligations of an award recipient thereunder, any such restricted Exchangeable Shares that are forfeited, cancelled, used or withheld will thereafter not be treated as reducing the number of Subordinate Voting Shares that are available for Awards under the Equity Incentive Plan.

General

The maximum term of the Awards to be granted under the Equity Incentive Plan is 10 years.

The Executive Committee may impose restrictions on the vesting, exercise or payment of an Award as it determines appropriate. Generally, no Awards (other than fully vested and unrestricted Subordinate Voting Shares issued pursuant to any Award) granted under the Equity Incentive Plan shall be transferable except by will or by the laws of descent and distribution. No Participant shall have any rights as a shareholder with respect to Subordinate Voting Shares covered by Options or RSUs, unless and until such Awards are settled in Subordinate Voting Shares.

No Option is exercisable, no Subordinate Voting Shares may be issued, no certificates, registration statements or electronic positions for Subordinate Voting Shares may be delivered and no payment may be made under the Equity Incentive Plan except in compliance with all applicable laws and CSE and any other regulatory requirements.

The Executive Committee may amend, alter, suspend, discontinue or terminate the Equity Incentive Plan and the Executive Committee may amend any outstanding Award at any time; provided that (i) such amendment, alteration, suspension, discontinuation, or termination shall be subject to any applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange, including receipt of any required approval from the governmental entity or stock exchange, including the CSE, and (ii) subject to the following paragraph, no such amendment or termination may materially and adversely alter or impair the Awards then outstanding without the Award holder’s written consent. The Executive Committee may, without prior approval of shareholders, correct any defect, supply any omission or reconcile any inconsistency in the Equity Incentive Plan or in any Award or award agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Equity Incentive Plan. The Equity Incentive Plan also provides for the issuance of Subordinate Voting Shares in lieu of bonuses.

In the event of any reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of Subordinate Voting Shares or other securities of the Corporation or any other similar corporate transaction or event involving the change of control of the Corporation (or if the Corporation shall enter into a written agreement to undergo such a transaction or event), the Executive Committee may, in its sole discretion, take such measures or make such adjustments in regards to any securities granted pursuant to the Equity Incentive Plan, as it deems appropriate, as further described in the Equity Incentive Plan. Notwithstanding the foregoing, upon a corporate transaction or event involving the change of control of the Corporation, all securities granted pursuant to the Equity Incentive Plan shall immediately vest.

Awards granted to U.S. persons under the Equity Incentive Plan will not be registered under the U.S. Securities Act of 1933, as amended, and will be issued under an exemption from registration therefrom. Such securities may be subject to transfer restrictions and a holding period imposed by applicable U.S. securities laws.

Tax Withholding

The Corporation may take such action as it deems appropriate to ensure that all applicable federal, state, provincial, local and/or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

Employment, Consulting and Management Agreements

The Corporation had (i) no employment agreements with any of its NEOs, and (ii) no consulting agreements with any of its directors or NEOs, other than as set out below for the financial year ended December 31, 2019.

Mercer Park, L.P. (“Mercer”), an affiliate of Mr. Sandelman, entered into a management agreement with the Corporation on May 24, 2019 (the “Management Agreement”) to provide consulting and management advisory services to the Corporation. The management fee is paid monthly and varied based on actual costs incurred by Mercer when providing the Corporation administrative support, management services, office space and utilities. The Management Agreement is a month-to-month arrangement. Each of Jonathan Sandelman, Brad Asher, Jennifer Drake, Jamie Mendola and Jason Griffith are employed and compensated directly by Mercer pursuant to the Management Agreement, which compensation is reimbursed by the Corporation.

Termination and Change of Control Benefits

Other than as set out below, there are no contracts, agreements, plans or arrangements whereby any current NEO or director is entitled to receive payments from the Corporation in the event of (i) the resignation, retirement or other termination of the NEO’s or director’s services with the Corporation, (ii) a change of control of the Corporation, or (iii) a change in the NEO’s responsibilities.

Under the terms of the Management Agreement and Mercer’s change in control severance plan (the “Plan”), which was approved by the Board on August 13, 2019, employees of Mercer, which includes Mr. Sandelman, Brad Asher, Jennifer Drake, Jamie Mendola and Jason Griffith, are eligible to receive a lump sum cash payment payable by the Corporation equal to 150% of the sum of (i) the employee’s annual base salary, plus (ii) the annual cash bonus paid or payable to the employee for the prior calendar year in the event that such employees are subject to a “Qualifying Termination” (as such term is defined in the Plan) by Mercer in connection with a change of control of the Corporation.

Compensation Governance

The Corporation has established the C&CG Committee, the members of which are Jonathan Sandelman, Charles Miles and Chris R. Burggraeve. The members of the C&CG Committee are appointed annually by the Executive Committee, and each member of the C&CG Committee serves at the pleasure of the Executive Committee until the member resigns, is removed, or ceases to be a member of the Executive Committee.

To fulfil its role in overseeing the Corporation’s approach to compensation issues, the C&CG Committee should:

(i)	review and approve corporate goals and objectives relevant to the compensation of the Corporation’s Chief Executive Officer;

(ii)	evaluate the performance of the Corporation’s Chief Executive Officer in light of those corporate goals and objectives, and make recommendations to the Executive Committee with respect to the compensation level of the Corporation’s Chief Executive Officer based on its evaluation;

(iii)	review the recommendations to the C&CG Committee of the Corporation’s Chief Executive Officer respecting the appointment, compensation and other terms of employment of the Corporation’s Chief Financial Officer, all senior management reporting directly to the Corporation’s Chief Executive Officer and all other officers appointed by the Executive Committee and, if advisable, approve and recommend for Executive Committee approval, with or without modifications, any such appointment, compensation and other terms of employment;

(iv)	administer and interpret the Corporation’s Award agreements and its policies respecting the grant of Awards or the sale of securities thereunder, and review and recommend for approval of the Executive Committee the grant of Awards thereunder and the terms thereof;

(v)	review the Corporation’s pension and retirement transactions, if any, in light of the overall compensation policies and objectives of the Corporation;

(vi)	review employment agreements, if any, between the Corporation and the Corporation’s Chief Executive Officer, and between the Corporation and executive officers, and amendments to the terms of such agreements shall be subject to review and recommendation by the C&CG Committee and approval by the Executive Committee;

(vii)	review management’s policies and practices respecting the Corporation’s compliance with applicable legal prohibitions, disclosure requirements or other requirements on making or arranging for personal loans to senior officers or directors or amending or extending any such existing personal loans or transactions;

(viii)	recommend to the Executive Committee for its approval the terms upon which directors shall be compensated, including the Chairman (if applicable) and those acting as committee chairs and committee members;

(ix)	review on a periodic basis the terms of and experience with the Corporation’s executive compensation programs for the purpose of determining if they are properly coordinated and achieving the purpose for which they were designed and administered;

(x)	review executive compensation disclosure before the Corporation publicly discloses such information;

(xi)	submit a report to the Executive Committee on human resources matters at least annually; and

(xii)	prepare an annual report for inclusion in the Corporation’s annual management information circular to shareholders respecting the process undertaken by the committee in its review of compensation issues and prepare a recommendation in respect of the compensation of the Corporation’s Chief Executive Officer.

Report of C&CG Committee

Determination of Compensation of Executive Directors

The C&CG Committee believes that much of the Corporation’s success to date and future potential is directly attributable to the efforts, unique skills and experience of Mr. Jonathan Sandelman, the Corporation’s Chairman, Chief Executive Officer and Corporate Secretary. The C&CG Committee believes it is essential to the continued success of the Corporation, both over the long and short-term, to retain and appropriately motivate valued executives and has designed their compensation packages accordingly.

As part of its mandate, the C&CG Committee reviewed trends in executive compensation and oversaw compliance with applicable laws. The C&CG Committee reviewed and approved the Chief Executive Officer’s annual corporate goals and individual objectives, assessed his performance in light of his goals and objectives, and recommended his compensation to the independent members of the Executive Committee for approval. It also reviewed and approved the compensation structure and evaluation process for other executive officers, assessed their performance and recommended their compensation to the Executive Committee for approval.

The C&CG Committee also believes that it is essential to the continued success of the Corporation to retain and properly motivate the other executive officers of the Corporation: Jennifer Drake as Chief Operating Officer, Brad Asher as Chief Financial Officer, Jamie Mendola as Head of Strategy and M&A and Jason Griffith as Chief Integration Officer.

The C&CG Committee believes that such salaries are comparable to the annual base salaries paid to executives of similar abilities having similar duties in companies comparable in industry, size, complexity and revenues to the Corporation and, accordingly, will be sufficient to retain the Corporation’s executive officers over the short-term.

Compensation of the Chief Executive Director

Mr. Sandelman’s compensation is summarized in the Summary Compensation table set out above.  Compensation matters relating to the Chief Executive Officer are approved by the Executive Committee on the recommendation of the C&CG Committee.

Mr. Sandelman’s base salary for fiscal 2019 was $425,000, of which $257,328 was paid from May 24, 2019, being the closing date of the Qualifying Transaction, through the fiscal year-end of December 31, 2019.  This salary was set at a level necessary to enable the Corporation to retain an executive with the appropriate experience and qualifications to lead the Corporation.

In 2019, 850,250 Exchangeable Shares were granted to Mr. Sandelman in conjunction with the Qualifying Transaction in accordance with the Corporation’s Equity Incentive Plan and applicable regulatory requirements. The stock-based compensation expense is based on the Corporation’s share price of C$24.79 on May 24, 2019, being the date of the grant. The Exchangeable Shares granted to Mr. Sandelman and other key executives are consistent with the Corporation’s commitment to align the interests of executives with the Corporation’s shareholders.

Submitted by the C&CG Committee of the Board

Pension Plan Benefits

The Corporation does not have a pension plan or provide any benefits following or in connection with retirement. In addition, the Corporation does not have a deferred compensation plan.